Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Acquires Rievent Technologies

Leveraging its hStream open architecture, HealthStream expands its ecosystem with a powerful continuing education management and delivery application

Nashville, Tennessee (December 1, 2021) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has acquired substantially all of the assets of Rievent Technologies, a Virginia-based healthcare technology company. Through the acquisition, HealthStream gains an innovative, SaaS-based continuing education (CME/CE) management and delivery application, branded as RieventTM, which supports publishers, professional associations, healthcare insurance companies, and healthcare providers. Rievent is highly praised by its customers and is ready to be integrated into HealthStream's growing ecosystem.

Rievent fulfills an essential need in the management and delivery of CME/CE. In order to maintain and renew an active medical license in the state in which they practice, physicians must meet the exact educational credits and number of CME hours required by that state for their particular area of practice. According to the Federation of State Medical Boards, the number of CME hours required every two years varies from 25 to 100 with an average of about 50. Similarly, continuing education (CE) hours are required for registered nurses (RNs) to maintain licensure, which are, on average, about 30 CE hours every two years. CE hours are also necessary for a variety of other healthcare professionals. Rievent is an application that makes accessing and completing the appropriate CME/CE straightforward for learners, while making the delivery, management, and reporting of CME/CE easy, uncomplicated, and seamless for the “owner” of the CME/CE content and/or the healthcare provider.

“Rievent Technologies introduced one of the most advanced SaaS-based CME/CE management applications to the industry and we’ve consistently stayed ahead of the curve in making sure it’s the best on the market to fulfill this vital need,” said Randy Rienerth, founder & Chief Executive Officer, Rievent Technologies. “Our customers will benefit from expanded opportunities as part of HealthStream while continuing to receive outstanding service from the same Rievent team.”

Some of the many features in Rievent include full activity management tools, certification management, multi-device mobility for on-the-go access to CME and CE activities, searchable activity catalog and events calendar, along with many self-service learner capabilities. The application simplifies tasks for both the learner and the CME/CE administrator with superb user-interface design, insightful dashboards, and automation that saves time for everyone.

HealthStream’s PaaS-enabled hStream platform is particularly well designed for integrating applications like Rievent with its potential to allow applications to work even more powerfully together. In particular, HealthStream’s new identity management capability, called hStream ID, allows data at the individual user level to be utilized across the Company’s various applications. Physicians, for example, would benefit from the convenience of having Rievent integrated with their records in CredentialStream, which would save valuable time and administrative effort for both them and the healthcare organization where they deliver care. As HealthStream continues to further develop the hStream platform, the leveraging of data across applications opens many possibilities for innovations that benefit everyone—as we believe may occur with the addition of the Rievent application.

“It’s exciting to add such a widely used, customer-applauded application as Rievent to our product portfolio on our hStream platform,” said Kevin O’Hara, Senior Vice President & General Manager, Platform Solutions, HealthStream. “I would like to extend a warm welcome to Rievent’s customers, users, and employees to HealthStream as we work together to continue supporting the delivery of quality CME/CE.”

Terms of the Transaction:

HealthStream acquired substantially all of the assets of Rievent Technologies for approximately $4.0 million in cash, subject to customary purchase price adjustments.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial results associated with the acquisition may not be achieved, and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, filed on October 28, 2021, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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